NEWS RELEASE	For Immediate Release:
Milford, Massachusetts – March 30, 2004

THE HOLMES GROUP ANNOUNCES REFINANCING AND
RELATED CASH TENDER OFFER AND CONSENT SOLICITATION
FOR SENIOR SUBORDINATED NOTES DUE 2007

     The Holmes Group, Inc. announced today that it intends to refinance its outstanding long-term indebtedness during the second quarter of 2004.

     The company expects to repay its existing senior secured bank credit facilities and senior subordinated notes with the proceeds of new senior secured credit facilities, to include multiple tranches of term loans and a revolving credit facility. The debt expected to be refinanced includes the company’s outstanding senior bank term loans, all borrowings under the company’s senior revolving credit facility, and the company’s outstanding 9-7/8% Senior Subordinated Notes due 2007 (the “Notes”). The refinancing is being undertaken to take advantage of current market opportunities in advance of the expiration of Holmes’ existing senior bank credit facilities beginning in January 2005.

     The company also announced that as part of the refinancing, it has commenced a cash tender offer and consent solicitation for all of the outstanding Notes. These notes are comprised of (i) $81.8 million principal amount of Notes outstanding under an indenture dated November 26, 1997 (CUSIP No. 43641PAB5) and (ii) $18.3 million principal amount of Notes outstanding under an indenture dated February 5, 1999 (CUSIP No. 43641PAD1).

     The tender offer and consent solicitation are made upon the terms and conditions of the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated March 30, 2004. The tender is scheduled to expire at 12:00 midnight on April 27, 2004, unless extended or terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m. on April 13, 2004, unless extended (the “Consent Date”).

     Under the terms of the tender offer and consent solicitation, the aggregate consideration for each $1,000 principal amount of Notes tendered on or prior to the Consent Date will be $1,041.15, plus accrued and unpaid interest, if any, up to, but not including, the payment date. This amount includes a consent payment of $20.00 per $1,000 principal amount of Notes.

     The company is soliciting the consent of holders of the Notes to eliminate substantially all of the restrictive covenants and certain events of default under the indentures for the Notes, and to make certain other amendments to such indentures.

     The closing of the tender offer is subject to certain conditions, including (i) the closing and funding under the new senior credit facilities and (ii) receipt of consents from a majority in principal amount of the Note holders to amend each of the indentures.

     The Company has retained Credit Suisse First Boston LLC to serve as the Dealer Manager and Solicitation Agent for the tender offer. Requests for documents may be directed to Morrow & Co., Inc., the Information Agent, by telephone at (800) 654-2468 (toll-free) or (212) 754-8000 (collect). Questions regarding the tender offer may be directed to Credit Suisse First Boston, at (800) 820-1653 (toll-free) or (212) 538-4807 (collect).

     The Holmes Group, Inc. is a fully integrated consumer products company, headquartered in Milford, Massachusetts, with offices and manufacturing facilities worldwide. Holmes is a leading manufacturer of consumer products for the kitchen and the home environment, including such well-known brands as Crock-Pot®, Rival®, Bionaire®, FamilyCare®, Holmes®, MASTERGLOW®, Patton® and White Mountain®. The company works closely with its retail customers to develop, manufacture and distribute innovative, high quality products to meet consumer demands.

     This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated March 30, 2004.

     Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “plans,” “intends,” “contemplates,” “expects,” “will,” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. Actual results and events may differ from those forecast. The ability of the company to implement its refinancing plan may be adversely affected by changes in circumstances, including, among other things, changes in general economic or financial market conditions and changes in the company’s business and operations, or by the failure of holders of the Notes to tender their Notes in response to the company’s tender offer. There is no guarantee the company’s refinancing plan will be implemented on the terms contemplated or at all. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact:
John M. Kelliher
Senior VP and Chief Financial Officer
The Holmes Group, Inc.
(508) 422-1590
jmkelliher@theholmesgroup.com